UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  1-14776

HEARST-ARGYLE TELEVISION, INC.
__________________________________________________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

300 West 57th Street
New York, New York 10019
(212) 887-6800
__________________________________________________________________________________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Series A Common Stock, par value $0.01 per share
__________________________________________________________________________________________________________________________________________________
(Title of each class of securities covered by this Form)

None
__________________________________________________________________________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)	[X]
Rule 12g-4(a)(2)	[ ]
Rule 12h-3(b)(l)(i)	[X]
Rule 12h-3(b)(1)(ii)	[ ]
Rule 15d-6	[ ]

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Hearst-Argyle Television, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

HEARST-ARGYLE TELEVISION, INC.

By: /s/ Jonathan C. Mintzer
Name: Jonathan C. Mintzer
Title: Vice President, General Counsel & Secretary

Date:  June 5, 2009